Exhibit 28 h (11) under form n-1a

Exhibit 10 under ITEM 601/REG. S-K

AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (the “Amendment”), made as of the 1st day of January, 2012 amends that certain Transfer Agency and Service Agreement, dated as of July 1, 2004, as previously amended (the “Agreement”) by and between each of the Federated Funds listed on Exhibit A of the Agreement (the “Funds”) and State Street Bank and Trust Company (the “Transfer Agent”). Capitalized terms used, but not otherwise define herein, shall have the meanings ascribed thereto in the Agreement.

RECITALS

WHEREAS, the Funds and the Transfer Agent are parties to the Agreement under and pursuant to which the Transfer Agent has agreed to perform services as transfer agent, dividend disbursing agent and agent in connection with certain other activities of the Funds; and

WHEREAS, the Funds and the Transfer Agent wish to amend the Agreement to reflect a new five (5) year term and an updated schedule of fees and charges.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. Section 3.5 (Cost of Living Adjustment). During the new five year term described in this Amendment, Section 3.5 of the Agreement shall not apply.

2. Section 12.1. (Term. The Agreement is hereby renewed and shall continue in effect for a new five (5) year term from January 1, 2012 through December 31, 2016 (the “Renewal Term”).

3. Schedule 3.1 (Fees). Schedule 3.1 to the Agreement is hereby deleted in its entirety and replaced with a new Schedule 3.1 dated January 1, 2012 through December 31, 2016, which is attached hereto.

4. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

5. Each party hereto represents and warrants that it has full authority, and has obtained all requisite approvals necessary, to enter into this Amendment. This Amendment constitutes the legal, valid and binding obligation of each such party, enforceable in accordance with the terms hereof.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and half by its duly authorized representative as of the date first above written.

EACH OF THE FEDERATED FUNDS	STATE STREET BANK AND TRUST COMPANY
LISTED ON EXHIBIT A

By: /s/ John W. McGonigle	By: /s/ Michael Rogers
Name: John W. McGonigle	Michael Rogers
Title: Vice President	Executive Vice President